EX.99(k)(3)

SUB-ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of this 26th day of November, 2013, by and between UMB Fund Services, Inc., a Wisconsin corporation (the “Sub-Administrator”), and BMO Asset Management Corp., an investment adviser registered under the Investment Advisers Act of 1940, as amended, and a Delaware corporation (“BMO”), which serves as administrator for the BMO Lloyd George Frontier Markets Equity Fund, a Delaware statutory trust(the “Fund”).

WHEREAS, the Fund is a closed-end interval fund registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the parties desire to enter into an agreement pursuant to which the Sub-Administrator shall provide sub-administration services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Appointment

BMO hereby appoints the Sub-Administrator as sub-administrator of the Fund for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.       Services as Sub-Administrator

(a)     Subject to the direction and control of BMO and utilizing information provided by BMO and the Corporation’s current and prior agents and service providers, the Sub-Administrator will provide the services listed on Schedule B hereto. The duties of the Sub-Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder.

(b)     BMO shall cause the officers, directors, investment adviser(s) and sub-advisers, legal counsel, independent accountants, administrator, fund accountant, transfer agent, custodian and other service providers and agents, past or present, for the Fund to cooperate with the Sub-Administrator and to provide the Sub-Administrator with such information, documents and advice relating to the Fund as necessary and/or appropriate or as reasonably requested by the Sub-Administrator, in order to enable the Sub-Administrator to perform its duties hereunder. In connection with its duties hereunder, the Sub-Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Sub-Administrator by an officer or representative of the Fund or by any of the aforementioned persons. The Sub-Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. The Sub-Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of BMO, the Fund, investment adviser(s) or service provider until receipt of written notice thereof from BMO. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

(c)     To the extent required by Rule 31a-3 under the 1940 Act, the Sub-Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to BMO or the Fund any of such records upon the request of BMO or the Fund. Subject to the terms of Section 6, and where applicable, the Sub-Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule A which are maintained by the Sub-Administrator for the Fund.

(d)     The Fund’s investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT ACT of 2002, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. The Sub-Administrator’s monitoring and other functions hereunder shall not relieve the Fund and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

(e)     BMO hereby certifies that the Fund is lawfully eligible for sale in each jurisdiction indicated for the Fund on the list furnished to the Sub-Administrator as of the date of this Agreement.

3.       Fees; Delegation; Expenses

(a)     In consideration of the services rendered pursuant to this Agreement, BMO will pay the Sub-Administrator a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule B hereto. In addition, to the extent that the Sub-Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior service provider, the Sub-Administrator shall be entitled to additional fees as provided in Schedule B. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by BMO, or enhancements to current services. BMO agrees to pay the Sub-Administrator’s then current rate for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement.

(b)       For the purpose of determining fees payable to the Sub-Administrator, net asset value shall be computed in accordance with the Fund’s Prospectuses and resolutions of the Fund’s Board of Directors. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this

Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)     The Sub-Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Sub-Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Directors; Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s shareholders and Directors; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Fund, will be borne by the Fund’s investment adviser, except for such expenses permitted to be paid by the Fund under a distribution plan adopted in accordance with applicable laws. The Sub-Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)     Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. BMO agrees to pay all fees within forty-five days of receipt of each invoice. The Sub-Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such forty-five day period.

4.       Proprietary and Confidential Information

The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Sub-Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by BMO or the Fund. In case of any requests or demands for inspection of the records of the Fund, the Sub-Administrator will endeavor to notify BMO and the Fund promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of the Sub-Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Sub-Administrator prior to receipt thereof, shall not be subject to this paragraph.

5.       Limitation of Liability

(a)     The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Sub-Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Sub-Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Sub-Administrator from an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 2, or (ii) any action taken or omission by the Fund, investment adviser(s) or any past or current service provider.

(b)     The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. The Sub-Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(c)     BMO agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) the Sub-Administrator’s actions or omissions except to the extent a Claim resulted from the Sub-Administrator’s willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Sub-Administrator’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Sub-Administrator from any party referenced in Section 2 hereof or other representative of BMO, or (iii) any action taken by or omission of BMO, investment adviser(s) or any past or current service provider.

(d)     In no event and under no circumstances shall the Sub-Administrator, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.       Term

(a)     This Agreement shall become effective as of the date first listed above and shall continue in effect until terminated as provided herein. Either party may terminate this

Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.

(b)     The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the parties.

(c)     Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Sub-Administrator shall deliver the records of the Fund, in the form maintained by the Sub-Administrator (to the extent permitted by applicable license agreements) to BMO or person(s) designated by BMO at the Fund’s cost and expense, and thereafter BMO or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor administrative services agent, including all reasonable trailing expenses incurred by the Sub-Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund , and BMO requests the Sub-Administrator to provide additional services in connection therewith, the Sub-Administrator shall provide such services and be entitled to such compensation as the parties may agree.

7.       Non-Exclusivity

The services of the Sub-Administrator rendered to BMO and the Fund are not deemed to be exclusive. The Sub-Administrator may render such services and any other services to others, including other investment companies. BMO recognizes that from time to time directors, officers and employees of the Sub-Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Sub-Administrator or its affiliates may enter into other agreements with such other entities.

8.       Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.       Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Sub-Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Milwaukee, WI, 53233, Attention: Chief

Executive Officer, with a copy to General Counsel; and notice to BMO shall be sent to BMO Asset Management Corp., 111 East Kilbourn Avenue, Suite 200, Milwaukee, WI 53202-6672, Attention: John M. Blaser.

10.     Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.     Miscellaneous

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

12.     Limited Power of Attorney

The Fund hereby grants to Sub-Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of services under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

BMO ASSET MANAGEMENT CORP.
(“BMO”)

By:

Name:

Title:

UMB FUND SERVICES, INC.
(“Sub-Administrator”)

By:

Name:

Title:

Schedule A

to the

Sub-Administration Agreement

by and between

BMO Asset Management Corp.

and

UMB Fund Services, Inc.

Services

SERVICE MATRIX
	BMO	UMB Sub- Admin.	Other*
*Outside counsel unless otherwise specified
General/Administration/Compliance Functions
1. Draft memos, checklists and procedures to comply with restrictions; review procedures periodically with the Board and monitor for compliance:
Liquidity guidelines	X
Rule 10f-3 (affiliated underwriting)	X
Rule 17f-4 (municipal book-entry system)	X
Rule 22c-1 (designating time of NAV)	X
Rule 17a-7 (affiliated purchases/sales)	X	X
Rule 17e-1 (affiliated brokerage)	X	X
Rule 2a-7 (money market funds only)	X	X
Rule 17f-5	X	X
Rule 12b-1	X	X
Rule 18f-3	X
Prospectus Requirements	X	X
Affiliated Bank Transactions	X
2. Maintain fund facts and files	X	X
3. Coordinate with the SEC with respect to inspection, comments on registration statements	X	X	X
4. Coordinate with fund counsel	X	X
5. Coordinate with independent auditor	X	X
6. Coordinate custodian activities	X	X
7. Coordinate advisor activities	X	X
8. Coordinate with rating and publication agencies	X	X
9. Coordinate with outside vendors (printers, etc.)	X	X
10. Advise on 1940 Act issues	X	X	X
11. Advise on Blue Sky issues		X	X
12. Provide internal audit and/or coordinate with independent auditors examination of:	X	Coordinate
Advisory services	X	Coordinate
Blue Sky services	X	X
Custodial services	X	Coordinate
Portfolio accounting services	X	X
Transfer agency services	X		BFDS

13. Draft, review and/or file tax opinions or IRS Private Letter Rulings	Review	Review/ File	X
14. Draft, review and/or file exemptive applications	Review	Review/ File	X
15. Draft, review and/or file N-SAR’s	Draft/ Review	X
16. Maintain fund code of ethics	X
17. Research securities, banking and ERISA regulatory issues either directly or with outside counsel, particularly with conversion of bank assets into proprietary funds	X	X	X
18. Counsel client on portfolio compliance issues (such as interpreting Rule 2a-7, affiliated transaction restrictions, etc.)	X	X	X
19. Coordinate seed money and establish control accounts for new funds	X	X
20. Coordinate the printing/mailing of all income breakdown data to client services and T/A		X
21. Advise and coordinate new product initiatives	X	X

Board Meetings/Board Materials
1. Coordinate Board Meeting calendar for the Funds	X
2. Prepare agenda, resolutions and related materials (including draft materials)	X
3. Provide Fund Officers	X
4. Attend Board Meetings (expenses incurred related to attendance at Board Meetings are considered a Fund Expense)	X	X
5. Maintain list of agenda items	X
6. Maintain matrix for contract renewals and termination	X
7. Coordinate responsibilities and deadlines for each item in each package	X
8. Create/maintain fee and expense comparison documentation (Lipper/SimFund Data) for section 15(c) review of contracts (annual or as needed)	X	X
9. Prepare secretary materials for attendance at meeting	X
10. Act as secretary and take minutes at meeting	X
11. Coordinate payment of Directors fees	X
12. Draft proxy materials	X	X	X
13. File proxy materials with SEC and States		X
14. Oversee production, mailing, and distribution of proxy materials	X	X
15. Conduct meetings and draft minutes	X	Review
16. Produce operating/compliance reports	X	X
17. Collect and assemble adviser reports (Rule 10f-3, Rule 17a-7, Rule 17e-1, Rule 2a-7, Rule 17f-4, etc.)	X	X
18. Coordinate auditors presentation by custodian, including Rule 17f-5 materials	X
19. Coordinate presentation by custodian, including Rule 17f-5 materials	X
20. Coordinate portfolio management presentations	X
21. Compile and maintain directors reference manual	X

Shareholder Meetings/Corporate Records
1. Prepare fund by-laws	X		X
2. Prepare and distribute shareholder minutes and consents	X
3. Maintain fund files within statutory guidelines and time limits	X
4. Maintain files for registration statements, prospectuses, SAI’s, financial statements and stickers	X

5. Prepare and obtain all executed “authorized signatures”	X	X
6. Maintain record book of all organizational documents, official records, consents, approved minutes	X
7. Draft and/or review shareholder meeting scripts	X
8. Obtain corporate status documentation as needed	X
9. Coordinate printing, distribution and tabulation of proxies	X	X

Agreements/Documents/Procedures
1. Obtain signatures if needed (and file originals in Fund files)	X	X
2. Distribute to all appropriate parties	X
3. Maintain working copies files and procedure manuals	X
4. Prepare investment advisory/sub-advisory contract	X
5. Prepare administration contracts	X
6. Prepare distribution contracts	X
7. Prepare Rule 12b-1 plans and agreements	X	X
8. Prepare Rule 18f-3 plan	X
9. Prepare shareholder servicing agreements	X	X
10. Prepare custody contract	X
11. Prepare transfer agency agreements	X		BFDS
12. Prepare fund accounting agreements	X	X
13. Prepare forms of repurchase agreements	X	X
14. Prepare declaration of trust/articles of incorporation thereto for new funds/classes (included filing with state authorities)	X		X
15. Prepare sub-transfer agency agreements and similar networking agreements	X
16. Provide any fund records as requested by SEC Examiner/Independent Auditor	X	X

Registration Statements
1. Draft, Review and/or File new prospectuses and SAI’s	Draft/ Review	Review/ File	Review
2. Maintain all updates to prospectuses and SAI’s	X	X
3. Draft, Review and/or File Prospectus supplements	Draft/ Review	Review/ File	Review
4. Request/coordinate input from all sources	X	X	X
5. Coordinate auditor review and consent	X	X
6. Draft, Review and/or File registration statement wrapper, including Part C and all exhibits	Draft/ Review	Review/ File	Review
7. File or oversee filing by EDGAR and paper if required		X
8. Draft correspondences to SEC and respond to SEC comments	X
9. Coordinate typeset/print of document	X	X
10. Distribute as appropriate	X
11. Coordinate with transfer agent, custodian, and fund accountant (as appropriate) information for registration statements	X	X

12. Assist with the filing of Form N-23c, if necessary		X

Other Filings
1. Prepare 24f-2 and 24(e) filings		X
2. File Form 12b-25 if necessary	X	X

3. Coordinate auditor consents for filing		X
4. File all financial statements		X
5. File all prospectuses, SAI’s and amendments		X
6. Arrange payment of filing fees	X	X
7. File form N-23c	X	X

Survey Oversight
1. Coordinate Government reporting surveys to Fund Accounting	X	X
2. Report Fund changes to Fund Accounting		X

NRSRO Ratings/Performance Publication
1. Obtain and maintain Fund NRSRO ratings	X
2. Coordinate all rating applications	X
3. Maintain Rating agency documentation	X
4. Follow-up any issues surrounding reporting of performance for the Funds	X	X

CUSIP/NASDAQ
1. Obtain CUSIP’s and maintain master list		X
2. Obtain TIN’s and maintain master list		X
3. Obtain NASDAQ symbols and listings and maintain master list		X

Blue Sky Matters
1. Register the fund and its shares with appropriate state blue sky authorities		X
2. Respond to all blue sky audit and examination issues		X
3. Perform blue sky fee analyses’ to minimize expense	X	X
4. Perform sales reporting to states		X
5. Coordinate transfer agent interface and sales reporting		X
6. Maintain state eligibility lists		X

Fund Treasury
1. Initial pro forma expense projections for new funds	Review	Draft
2. Annual expense projections	Review	Draft
3. Quarterly and as requested re-forecasting	Review	Draft
4. Expense allocations	X	X
5. Fund bill paying	X
6. Draft and/or review fund annual reports (including footnotes to financial statements)	Review	X
7. Draft and/or review fund semi-annual reports (including footnotes to financial statements)	Review	X
8. Prepare fund tax returns (Form 1120-RIC, State and Local, and Excise)		X
9. Prepare fee table for prospectus	Review	Draft
10. Monitor expense accruals for adequacy and adjust as needed	X	X
11. Review income dividend calculations as required	X	X
12. Calculate fund total returns, SEC yield and distribution yields		X
13. Review and/or authorize invoices directed to the fund for payment	X	X
14. Prepare and/or file form 1099-Misc for fund expense payments, including director’s fees	X	X
15. Prepare quarterly treasurer’s reports to the funds board		X
16. Prepare and/or monitor IRS (Subchapter M) qualification tests	X	X

17. Respond to fund audit requests from independent fund accountants	X	X
18. Provide assistance and direction on unique securities or events to ensure the securities are priced properly	X	X
19. Coordinate and conduct pricing committee meetings as necessary	X	X
20. Review money market fund’s marked-to-market calculation as required by Rule 2a-7	X	X
21. Determine capital gain distributions to ensure compliance with SEC, IRS and prospectus requirements		X
22. Calculate and authorize tax adjustments to the funds books and records		X
23. Monitor REIT securities to ensure appropriate return of capital percentages are applied when recognizing dividend income on a fund		X
24. Coordinate the execution of common or collective trust fund conversions	X	X